SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported)
December 3, 2009

RAPTOR NETWORKS TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Colorado	000-51443	84-1573852
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of incorporation)		Identification Number)

1508 South Grand Avenue
Santa Ana, California  92705
(Address of Principal Executive Offices)

(714) 380-6659
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                 Entry into a Material Definitive Agreement.

On December 1, 2009, Raptor Networks Technology, Inc. (“Company”) entered into an agreement (“Agreement”) with Colebrooke Capital, Inc. (“Colebrooke”) under which Colebrooke agrees to  provide the Company financial advisor services in evaluating financial restructuring and strategic transactions for the Company.  The Company will issue Colebrooke 200,000 shares of the Company’s common stock promptly after execution of the Agreement in consideration for financial services rendered to the Company by Colebrooke prior to December 1, 2009.  The Agreement provides that the Company will issue Colebrooke an additional 200,000 shares of the Company’s common stock if the Company’s convertible note holders execute a debt restructuring agreement with the Company.

If the Company consummates a debt restructuring, the Company will pay Colebrooke a fee in an amount up to approximately $400,000 payable in shares of the Company’s common stock valued at the price per share of the Company’s common stock issued in any financing conducted in connection with the debt restructuring.  In addition, if the Company consummates a financing, Colebrooke is entitled to a cash fee in an amount up to 5% of the gross proceeds to the Company from the financing.

The services to be provided by Colebrooke under the Agreement are on a best-efforts basis and there can be no assurance that Colebrooke will be successful in negotiating or consummating a debt reduction, financing or strategic transaction for the Company.

The Company’s convertible note holders have agreed that any shares of the Company’s common stock issued to Colebrooke pursuant to the Agreement will not result in any anti-dilution adjustments under the notes and warrants held by them.

The Agreement obligates the Company to indemnify Colebrooke concerning any damages suffered by Colebrooke with respect to any information supplied by the Company to Colebrooke in connection with Colebrooke providing its financial advisory services to the Company.  The term of the Agreement is twelve months but may be terminated earlier by either party by providing ten-days written notice to the other party.  Colebrooke may be entitled to its fees under the Agreement for transactions consummated within up to twelve months of the date of termination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 3, 2009	RAPTOR NETWORKS TECHNOLOGY, INC.
By: /s/ Bob van Leyen
Bob van Leyen, Chief Financial Officer